UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): March 14, 2014 (March 10, 2014)

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(615) 440-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2014, Tractor Supply Company (the “Company”) entered into a transition agreement (the “Transition Agreement”) with Kimberly D. Vella, the Company’s former Senior Vice President and Chief People Officer. Pursuant to the Transition Agreement, Ms. Vella has agreed to provide services reasonably requested by the Company through March 1, 2015 in order to assist in the transition of her former duties and responsibilities to the Company. Ms. Vella has also agreed to be bound by certain non-competition, non-solicitation and confidentiality provisions, in each case as set forth in the Transition Agreement, as well as a general release of claims against the Company. In exchange for these restrictive covenants and her agreement to provide transition services, Ms. Vella will continue to receive her base salary, payable in accordance with the Company’s normal payroll practices during such period. Ms. Vella will also be entitled to a lump sum payment equal to her target bonus under the Company’s Cash Incentive Plan payable on the earlier of (i) the date that bonus payments are made to the Company’s executive officers for 2014 and (ii) March 15, 2015, as well as a lump sum payment equal to four weeks of vacation. In the event that Ms. Vella elects to continue her participation in the Company’s group health insurance plan under applicable COBRA regulations, the Company will pay the applicable COBRA premiums for a period of up to 12 months.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1     Transition Agreement, dated March 10, 2014, by and between Tractor Supply Company and Kimberly D. Vella.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

March 14, 2014	By:	/s/ Anthony F. Crudele

Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement, dated March 10, 2014, by and between Tractor Supply Company and Kimberly D. Vella.